March 28, 1994

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of St. Jude Medical, Inc. at the Lutheran Brotherhood Auditorium, Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, on Wednesday, May 4, 1994 at 8:15 a.m.


This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information concerning the Company.


The principal business of the Annual Meeting will be the election of directors, ratification of the appointment of the independent auditors and the approval of the Company's 1994 Stock Option Plan. As in prior years, we plan to review the status of the Company's business at the meeting.

At last year's Annual Meeting over 80% of the outstanding shares were represented. It is important that your shares be represented whether or not you are personally able to attend the meeting. Regardless of the number of shares you own, your vote is important. In order to ensure that you will be represented, we ask you to please sign, date and return the enclosed proxy card promptly. This will not limit your right to vote in person or to attend the Annual Meeting.

As is our usual practice, we have provided space on the proxy card for comments from our registered shareholders. We urge you to use it to let us know your feelings about the Company or to bring a particular matter to our attention. If you hold your shares through an intermediary, please feel free to write directly to us.
Sincerely yours,

Lawrence A. Lehmkuhl
Chairman of the Board

Ronald A. Matricaria
President and Chief Executive Officer

St. Jude Medical, Inc. One Lillehei Plaza St. Paul, Minnesota 55117 U.S.A. 612/483-2000 Telex 298453
                            ST. JUDE MEDICAL, INC.
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders of St. Jude Medical, Inc. will be held at the Lutheran Brotherhood Auditorium, Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota on May 4, 1994 at 8:15 a.m. for the following purposes:


1. To elect three directors.


2. To ratify and approve the St. Jude Medical, Inc. 1994 Stock Option Plan.

3. To ratify the re-appointment of the independent auditors for the Company for the current fiscal year.

4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 11, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.
By Order of the Board of Directors
Thomas H. Garrett III
Secretary

St. Paul, Minnesota
March 28, 1994

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.
                            ST. JUDE MEDICAL, INC.
                               PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of St. Jude Medical, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on May 4, 1994, or any adjournment(s) thereof. The Company's principal offices are located at One Lillehei Plaza, St. Paul, Minnesota 55117. The mailing of this Proxy Statement to shareholders of the Company commenced on or about March 28, 1994.

Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation of a written proxy by request in person at the Annual Meeting; but if not so revoked, the shares represented by such proxy will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on each proposal.

Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. A shareholder who submits votes by proxy (including, in the case of shares held in street name, votes directed by brokers at their discretion on certain non-controversial matters as allowed under New York Stock Exchange rules) but does not vote on a specific item of business is not considered to be present and entitled to vote with respect to such item of business. On the other hand, a shareholder who specifically abstains with respect to an item of business but otherwise gives a proxy authority to vote on the shareholder's behalf will be counted as being present and entitled to vote on such item even though the proxy may not vote on such item on the shareholder's behalf.

The total number of shares of stock outstanding and entitled to vote at the Annual Meeting as of March 11, 1994 consisted of 46,457,761 shares of $.10 par value common stock. Each share of common stock is entitled to one vote and there is no cumulative voting. Only shareholders of record at the close of business on March 11, 1994 will be entitled to vote at the meeting. The presence, in person or by proxy, of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

                            SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information provided to the Company as to the beneficial ownership of the Company's common stock as of March 11, 1994 by
(i) persons holding 5% or more of such stock, (ii) named executive officers and (iii) all directors and executive officers as a group:

                                                      Shares
                                                   Beneficially        Percent of
Beneficial Owners                                     Owned        Outstanding Shares
Named Executive Officers:(1)
  Ronald A. Matricaria                                 61,250          .1%
  Lawrence A. Lehmkuhl                                435,702          .9%
  Eric W. Sivertson                                    41,205           *
  Todd F. Davenport                                    11,250           *
  Stephen L. Wilson                                    20,976           *
  Robert S. Elgin                                      23,541           *
Directors and Executive Officers as a Group
(18)                                                843,506(2)        1.8%

*Less than .1%

(1) Includes 40,000, 173,750, 16,250, 7,500, 16,500 and 19,000 shares which
Messrs. Matricaria, Lehmkuhl, Sivertson, Davenport, Wilson and Elgin, respectively, may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.

(2) Includes 451,200 shares which such individuals may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.
                           1. ELECTION OF DIRECTORS

Three directors will be elected to three-year terms at the Annual Meeting. Pursuant to the Company's Articles of Incorporation, the Board of Directors is divided into three classes of directors, each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote.

The Board of Directors has nominated for election the persons named below. It is intended that proxies will be voted for such nominees. The Company believes that each nominee named below will be able to serve; but should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

The names and ages of the nominees and other directors, their principal occupations, and amount of common stock of the Company owned by each such person are set forth below, based upon information furnished to the Company by such persons. Ownership of common stock of the Company is given as of March 11, 1994.

                                                                       Common Stock     Percent of
                                                          Director     Beneficially     Outstanding
Name and Age                    Principal Occupation       Since          Owned           Shares
Nominated for a term ending in 1997:

Charles V. Owens, Jr. (66)   Chairman of the Board          1983         16,800(1)         *
                             Genesis Labs, Inc.
                             Minneapolis, MN
                             (medical products)

Ronald A. Matricaria (51)    President and CEO              1993         61,250(1)         .1%
                             of the Company

Walter L. Sembrowich (51)    Co-Chairman of the Board       1994          2,000(1)         *
                             Diametrics Medical, Inc.
                             Roseville, MN
                             (medical products)

Other Directors whose terms of office will continue after the Annual Meeting and whose terms expire in 1995:

James S. Womack (65)         Chairman of the Board          1981       45,600(1)(2)        *
                             Sheldahl, Inc.
                             Northfield, MN
                             (specialized products)

Frank A. Ehmann (60)         Consultant to RCS              1987         35,450(1)         *
                             Health Care Partners
                             San Francisco, CA
                             (investments)

William R. Miller (65)       Director of various            1991          7,000(1)         *
                             companies

Other Directors whose terms of office will continue after the Annual Meeting and whose terms expire in 1996:

Lawrence A. Lehmkuhl (56)    Chairman of the Board          1985        435,702(1)         .9%
                             of the Company

Thomas H. Garrett III (49)   Attorney                       1979         52,850(1)         .1%
                             Lindquist & Vennum
                             Minneapolis, MN

Roger G. Stoll (51)          CEO and President              1991          6,000(1)         *
                             Ohmeda, Inc.
                             Liberty Corner, NJ
                             (medical products)

*Less than .1%
(Footnotes continued on next page.)


(1) Includes 9,000, 40,000, 0, 30,000, 33,750, 6,000, 173,750, 30,000 and
6,000 shares which Messrs. Owens, Matricaria, Sembrowich, Womack, Ehmann, Miller, Lehmkuhl, Garrett and Stoll, respectively, may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.

(2) Includes 15,600 shares which are held directly by Mr. Womack's spouse. Mr. Womack disclaims beneficial interest in such shares.

OTHER INFORMATION REGARDING THE BOARD

BUSINESS EXPERIENCE. Mr. Owens was employed by Miles Laboratories, Inc., a pharmaceutical company, from 1951 to 1982, serving as Executive Vice President from 1977 to 1982. From 1983 to 1985, he served as Chairman and Chief Executive Officer of Kyoto Diagnostics, Inc., a marketing organization for medical diagnostics and devices. From 1985 to 1988, Mr. Owens served as the Chief Executive Officer of Genesis Labs, Inc., a manufacturer of medical diagnostic products, and since 1988 has been Chairman of the Board. He also serves as an industry consultant to various medical diagnostic and device companies. Mr. Owens has served as Chairman of the Diagnostics and Devices Section of the Pharmaceutical Manufacturers Association and as a director of the Health Industry Manufacturers Association. He is also a director of Chronimed Inc., a company which markets pharmaceuticals and educational materials directly to patients.

Mr. Matricaria was appointed President and Chief Executive Officer and a director of the Company on April 12, 1993. Prior to joining St. Jude Medical, Mr. Matricaria was employed by Eli Lilly and Company since 1970 where he most recently was Executive Vice President of the Pharmaceutical Division and President of its North American Operations. Previously he served as President of Eli Lilly International, President -- Medical Devices and Diagnostics Division, and President and Chief Executive Officer -- Cardiac Pacemakers, Inc., a wholly owned subsidiary of Eli Lilly. Mr. Matricaria serves as a director of the Massachusetts College of Pharmacy and Allied Health Science, and previously served as a director of the American Foundation for Pharmaceutical Education, the American Diabetes Association and the National Foundation for Infectious Diseases.


Dr. Sembrowich is one of the founders of Diametrics Medical, Inc., a designer, manufacturer and distributor of a point-of-care blood chemistry analysis system, and has been a Co-Chairman of the Board of Directors since January 1993 and a Director since 1990. From 1990 through January 1993, he was President and Chief Executive Officer of the company. From 1988 to 1990, Dr. Sembrowich was a management consultant to PPG Industries, Inc., a health care industrial supply company which markets a point-of-care blood gas instrument. Dr. Sembrowich was a founder of Arden Medical Sytems, Inc., a developer and manufacturer of clinical chemistry analysis systems, and served as Vice President of Scientific Affairs from 1983 through acquisition of that company by Johnson & Johnson, Inc. in 1986. Dr. Sembrowich has served as Chairman and Review Board member for the Small Business Innovative Research program of the National Institute of Health, and has served as a Director for Minnesota Project Innovation.


Mr. Womack served as President, Chief Executive Officer and a director of Sheldahl, Inc., a manufacturer of specialized materials and products, including electrical film laminates and flexible interconnective circuitry, from 1970 to 1987. From 1988 to 1990, Mr. Womack served as Chairman of the Board and Chief Executive Officer of Sheldahl and, since 1991, has served as Chairman of the Board. Mr. Womack is the Chairman of the Board of the Hazelden Foundation, a non-profit organization which provides rehabilitation services for chemical dependency and related behaviors. He also serves as a director of General Securities Incorporated, a mutual fund, and Zytec Corp., a manufacturer of power supplies for the computer industry.

Mr. Ehmann was employed by American Hospital Supply Corporation from 1957 to 1985 and was President and Chief Operating Officer of that company at the time of its acquisition by Baxter-Travenol Laboratories, Inc. in 1985. He then served as a director, Executive Vice President and Co-Chief Operating Officer of Baxter, a diversified health care manufacturing and distribution company, through 1986. From 1987 to 1989, he was President and Chief Operating Officer of United Stationers, Inc., a distributor of stationery supplies and equipment. Mr. Ehmann is currently a consultant to RCS Health Care Partners Ltd., part of Robertson Stephens Co., an investment banking firm. He also serves as a director of SPX Corp., a manufacturer of automotive parts; Kinetic Concepts Inc., a manufacturer of specialty hospital beds; Mark Controls, Inc., a manufacturer of electronic and mechanical flow control valves; American Healthcorp Inc., a provider of diabetic treatment services within hospitals; and AHA Investment Funds, an asset management service company for hospitals.

Mr. Miller retired as Vice Chairman of the Board of Directors of Bristol-Myers Squibb Company, a pharmaceutical company, in 1991 after six years in that position. Mr. Miller is a director of Argent Bioscience Fund, Inc.; Glycomed, Inc. and ISIS Pharmaceuticals, biotechnology companies; Westvaco Corporation, a paper, packaging and chemicals company; and Arris Pharmaceutical Corporation, a pharmaceutical development company. He also serves on the Board of Trustees of the Cold Spring Harbor Laboratory and is a past Chairman of the Board of the Pharmaceutical Manufacturers Association.

Mr. Lehmkuhl served as President and Chief Executive Officer of the Company from February
1985 until April 1993, at which time he was named as the Company's Chairman of the Board. Prior to joining St. Jude Medical, Mr. Lehmkuhl was employed by American Hospital Supply Corporation in various management capacities from 1966 to 1985, most recently as President of the American Converters Division, a manufacturer of non-woven sterile packs and gowns, from 1982 to 1985. Mr. Lehmkuhl served in a number of other executive positions with various operating divisions of American Hospital Supply Corporation, including President of the American Converters, Hamilton and V. Mueller divisions. Mr. Lehmkuhl is also a director of the following medical product companies:
Aequitron Medical, Inc., Kera Vision, Inc., Mitek Surgical Products, Inc. and Fischer Imaging Corporation.

Mr. Garrett has been a member of the law firm of Lindquist & Vennum of Minneapolis, Minnesota since 1970 and has been managing partner since 1993. Lindquist & Vennum has represented the Company since its inception. Mr. Garrett is also a director of Check Technology Corporation, a manufacturer of financial document printing systems.
Dr. Stoll is the Chief Executive Officer and President of Ohmeda, Inc., a medical device and pharmaceutical manufacturer, and is a director of the BOC Group, plc., of which Ohmeda is a subsidiary. He was previously employed by Miles Inc., a wholly owned subsidiary of Bayer, AG, a German pharmaceutical company, and served as Executive Vice President and General Manager of its Diagnostics Business Group from 1987 to 1991 and Chief Administrative Officer from 1986 to 1987. Dr. Stoll was also Chairman of the Board of Molecular Diagnostics, Inc., and was a director of Bayer Diagnostics in Munich, Germany and Miles-Sankyo in Tokyo, Japan. From 1976 to 1986, Dr. Stoll was employed by the American Hospital Supply Corporation, serving as President of the Critical Care Division, Vice President and Director of Research and Development, Director of Pharmaceutical Development, Director of Biopharmaceutical Sciences, and Director of Clinical Pharmacology.

MEETINGS. During 1993, the Board of Directors met twelve times. Each director attended more than 75% of the meetings of the Board of Directors or any Committee on which such director served.

BOARD COMMITTEES. The Audit Committee, consisting of Messrs. Garrett, Ehmann and Owens, met three times in 1993. Among other duties, the Audit Committee reviews the scope and results of independent and internal audits, the Company's financial results and comments by the auditors regarding internal controls and accounting procedures and management's responses to those comments.

The Technology Committee, consisting of Messrs. Lehmkuhl, Ehmann and Stoll, met twice in
1993 and is responsible for monitoring research projects and clinical activities.

The Compensation Committee, consisting of Messrs. Stoll, Womack and Miller, met four times in 1993. The Compensation Committee's duties include annual approval of the Company's compensation policies, including salary, bonus and long-term incentive programs, evaluation of the appropriate base salary level for executive officers for Board of Directors approval, consideration of matters with respect to profit sharing and other fringe benefits provided by the Company and review of management succession planning.

The Company does not have a nominating committee.

RELATED PARTY TRANSACTIONS. Mr. Garrett is a partner in the law firm of Lindquist & Vennum which was paid for legal services rendered to the Company during the last fiscal year. It is anticipated that Lindquist & Vennum will continue to perform legal services for the Company during the current fiscal year.

In connection with Mr. Matricaria's relocation, the Company advanced $682,916 to a relocation company which purchased Mr. Matricaria's residence at its appraised value. This amount remained outstanding at the end of 1993 and will be repaid at the time the home is sold.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table shows, for the fiscal years ending December 31, 1993, 1992 and 1991, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Ronald A. Matricaria, the Company's President and Chief Executive Officer, Lawrence A. Lehmkuhl, the Company's former President and Chief Executive Officer, and to each of the other four most highly compensated executive officers of the Company whose total cash compensation exceeded $100,000 during fiscal year 1993 in all capacities in which they served.

                                            SUMMARY COMPENSATION TABLE

                                                  Annual Compensation               Long-Term Compensation
                                                                                   Restricted
                                                                 Other Annual        Stock                        All Other
Name and Principal Position     Year     Salary       Bonus     Compensation(1)    Awards(2)     Options(3)    Compensation(4)
Ronald A. Matricaria            1993    $284,615    $358,250           -         $307,500          400,000        $    807
President and CEO(5)            1992        -           -              -               -              -               -
                                1991        -           -              -               -              -               -
Lawrence A. Lehmkuhl            1993    $170,214    $166,375           -               -            15,000        $ 81,098
President and CEO(5)            1992    $302,500    $302,500           -               -            15,000        $ 92,914
                                1991    $275,000    $275,000           -               -            80,000        $131,335
Eric W. Sivertson               1993    $190,000    $ 88,501           -               -              -           $ 16,034
President                       1992    $174,505    $ 83,742   $52,891                 -            55,000        $ 24,056
St. Jude Medical Div.           1991    $144,700    $ 86,820   $98,934                 -             5,000        $ 21,525
Todd F. Davenport               1993    $148,062    $ 64,827   $107,855                -              -           $  3,408
President                       1992    $ 51,482    $ 31,250           -               -            30,000            -
St. Jude Medical                1991        -           -              -               -              -               -
International Div.
Stephen L. Wilson               1993    $152,900    $ 58,738           -               -             4,000        $ 14,480
VP-Finance and CFO              1992    $147,000    $ 56,448           -               -             3,000        $ 24,252
                                1991    $140,000    $ 63,000           -               -             2,000        $  6,694
Robert S. Elgin                 1993    $139,629    $ 52,031           -               -             5,000        $ 12,011
VP-Operations                   1992    $129,912    $ 57,516           -               -             5,000        $ 21,830
St. Jude Medical Div.           1991    $118,451    $ 55,550           -               -             3,000        $  9,502

NOTE: Certain columns have not been included in this table because the information called for therein is not applicable to the Company or the individuals named above for the periods indicated.

(1) "Other Annual Compensation" includes the following, to the extent that the aggregate thereof exceeds the lesser of $50,000, or 10% of total salary and bonus: Mr. Davenport's 1993 other annual compensation includes various components of his foreign service package, which includes items such as an automobile allowance, housing allowance, school tuition allowance, tax equalization payments and a foreign service salary premium. These payments totalled $93,240 in 1993. Other annual compensation payments to Mr. Sivertson in 1991 and 1992 related to his foreign service package.

(2) Upon employment by the Company, Mr. Matricaria was granted 10,000 shares of restricted stock. The restrictions lapse annually over a four-year period. As of December 31, 1993, all 10,000 shares with a market value of $265,000 remained restricted. Cash dividends are paid to Mr. Matricaria on these restricted shares.

(3) No stock appreciation rights have been granted to the named executive officers since 1987. Figures in this column represent the number of shares purchasable upon exercise of the stock options. In 1993, Mr. Matricaria was granted options for 400,000 shares as part of his employment agreement. In 1992, Mr. Sivertson was granted a performance based option for 20,000 shares and a 30,000 share grant in conjunction with his appointment as President - St. Jude Medical Division. In 1992, Mr. Davenport was granted a 30,000 share option upon employment by the Company.

(4) Includes Company retirement plan contributions and the value of Company provided life insurance. For 1993, the Company's contributions to the retirement plan were $0, $7,853, $15,621, $3,000, $14,067 and $11,301 for
Messrs. Matricaria, Lehmkuhl, Sivertson, Davenport, Wilson and Elgin, respectively. The Company and Mr. Lehmkuhl pay annually the premium for a life insurance policy on Mr. Lehmkuhl. In 1993, the Company's premium payment was $72,276 for this policy. The Company and Mr. Matricaria entered into a Supplemental Executive Retirement Agreement pursuant to which the Company established a $2.5 million funded trust for Mr. Matricaria in which he becomes fully vested on October 1, 1996. This trust was established to replace the value of the pension benefit Mr. Matricaria would have received had he remained with his previous employer through that date.


(5) Mr. Matricaria replaced Mr. Lehmkuhl as President and Chief Executive Officer on April 12, 1993.


The following table contains information concerning the grant of stock options under the Company's 1991 Stock Plan to the named executive officers during fiscal year 1993.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                              Individual Grants
                        Number of          % of
                        Securities     Total Options
                        Underlying      Granted to                                        Grant Date
                         Options         Employees        Exercise        Expiration       Present
Name                    Granted(1)        in 1993        Price/Share         Date          Value(5)
Ronald A.
Matricaria              200,000(2)         35.2%           $32.625      April 12, 2003    $2,996,000
                        200,000(3}         35.2%           $32.625      April 12, 2003    $2,996,000
Lawrence A.
Lehmkuhl                 15,000(4)          2.6%           $32.625      March 16, 2003    $  240,600
Stephen L. Wilson         4,000(4)           .7%           $32.625      March 16, 2003    $   64,160
Robert S. Elgin           5,000(4)           .9%           $32.625      March 16, 2003    $   80,200

(1) No stock appreciation rights were granted to the named executive officers during the year ended December 31, 1993.

(2) The options granted become exercisable if the market value of the Company reaches specified targets as of the end of each fiscal year from 1993 through 1997. At the end of 1993, none of these shares became exercisable.

(3) The options granted become exercisable at the rate of 20% annually on each of the annual anniversaries from the grant date, except the final 20% which becomes exercisable on December 31, 1997.

(4) The options granted become exercisable at the rate of 25% annually on each of the annual anniversaries from the grant date.

(5) The Company uses a variation of the Black-Scholes option pricing model to establish stock option value. The actual value, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised and there is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model.
The specific assumptions used in valuing the stock options were as follows:
Volatility of 44.4% and 39.8% for the March and April option grants, respectively, represent the annual variance in the daily percentage change in the price of the Company's common stock over the six month periods prior to the dates of grant. The risk free rates of return of 5.48% and 5.42% represents the average six-year treasury rates for March and April 1993, respectively, as published in the Federal Reserve Statistical Release. The expected term of the options granted is six years which is the average term of the options exercised in 1992 and 1993.
The annual cash dividend rate of $.40 per share is consistent with the actual cash dividend paid in 1993. No discounts were assumed in the model. Exercise prices were all equal to the stock prices on the dates of grant. Vesting schedules were not considered in the valuation of the options.
If the stock price appreciates at the same rate as predicted by the Black-Scholes model, the stock prices at the end of the six year periods from the dates of grant will be $48.67 and $47.61, for the March and April grants, respectively.
The following table sets forth information concerning the exercise of stock options during the last fiscal year and unexercised options and stock appreciation rights ("SARs") held as of the end of the fiscal year for the named executive officers.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES

                                                       Number of Securities              Value of Unexercised
                                                      Underlying Unexercised                 In-The-Money
                     Shares                                Options/SARs                      Options/SARs
                    Acquired                           at Fiscal Year End(1)            at Fiscal Year End(1)(2)
                  on ExerciseName Value Realized   Exercisable     Unexercisable     Exercisable     Unexercisable
R. Matricaria    -              $-                         -          400,000        $        -         $     -

L. Lehmkuhl      -              $-                   153,750           96,250        $2,423,204         $22,810

E. Sivertson     17,500         $302,813              11,250           51,250        $        -         $11,405

T. Davenport     -              $-                     7,500           22,500        $        -         $     -

S. Wilson        -              $-                    14,250           13,500        $        -         $     -

R. Elgin         -              $-                    10,750           15,250        $   32,000         $20,000

(1) Mr. Lehmkuhl is the only named executive officer with stock appreciation rights (SARs). He has 13,000 SARs, all of which are exercisable, which were issued in tandem with a stock option. Should Mr. Lehmkuhl exercise the underlying stock option, then the SARs expire.

(2) Fiscal year end values were calculated using a price of $26.50 per share, the closing sale price of the Company's common stock as reported by the NASDAQ National Market System on December 31, 1993.

The Securities and Exchange Commission requires that the Company include in this proxy statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis with the Standard and Poor's (S&P) 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Board of Directors has approved the use of the S&P Medical Products and Supplies Index as its peer group index. The table below compares the cumulative total return as of the beginning of each of the Company's last five fiscal years on $100 invested as of December 31, 1988 in the common stock of the Company, the S&P Medical Products and Supplies Index and the S&P 500 Stock Index, assuming the reinvestment of all dividends. The Indexes are weighted based on market capitalization at the time of each reported data point. The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities and Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

                             SHAREHOLDER RETURNS
                            (Dividends Reinvested)
                                  [graph]

                                           1988     1989      1990      1991      1992      1993
 St. Jude Medical, Inc.                    $100    $240.5    $343.9    $553.3    $422.1    $269.7
 S&P Medical Products and Supplies
Index                                      $100    $137.2    $161.0    $263.3    $225.6    $172.1
 S&P 500 Index                             $100    $131.7    $127.6    $166.5    $179.2    $197.2

EMPLOYMENT AGREEMENTS. In April 1993, the Board approved an employment agreement for Mr. Matricaria through December 31, 1997. Pursuant to the terms of the agreement, Mr. Matricaria receives a minimum annual base salary of $400,000, customary fringe benefits and a guaranteed bonus for 1993 and an opportunity to earn a bonus for subsequent years. If Mr. Matricaria's employment is terminated prior to December 31, 1997, for any reason other than "good cause," he will receive payments based on his then base salary plus the pro rata share of his latest actual bonus for a period of 24 months, except that any such monthly payment will not be made past December 31, 1997. The Company and Mr. Matricaria entered into a Supplemental Executive Retirement Agreement pursuant to which the Company established a $2.5 million funded trust for Mr. Matricaria in which he becomes fully vested on October 1, 1996. This trust was established to replace the value of the pension benefit Mr. Matricaria would have received had he remained with his previous employer through that date.

In August 1990, the Board approved an employment agreement for Mr. Lehmkuhl with a term through August 1993. The employment agreement was terminated on June 30, 1993, at the time Mr. Lehmkuhl voluntarily terminated his employment with the Company. In March 1993, the Board of Directors amended the Company's stock option agreements with Mr. Lehmkuhl to provide that his option agreements will expire three months following the date he is no longer a director of the Company rather than three months from the date of termination of his full time employment with the Company.
Pursuant to Board of Directors approval, the Company and Mr. Lehmkuhl entered into a split dollar life insurance agreement ("Agreement") and a Supplementary Executive Retirement Plan ("SERP") in September 1988. These agreements were restated in their entirety in April 1993. Under the SERP, Mr. Lehmkuhl will receive at age 65 a lump sum payment equivalent to 50% of his average salary for the period July 1, 1992 through June 30, 1993 for each year of his life expectancy, reduced by the lump sum value of his other retirement benefits, including Social Security, and the cash value owed to him in the split dollar insurance policy on his life. Under the split dollar life insurance policy, the Company and Mr. Lehmkuhl pay annually the premium for a life insurance policy on Mr. Lehmkuhl. In the event of Mr. Lehmkuhl's death, the Company will receive from the policy those premiums it paid, and Mr. Lehmkuhl's named beneficiary will receive the balance of the proceeds, if any. The premiums refunded to the Company may be, but are not required to be, used to pay the Company's obligation under the SERP. The Company is also obligated to pay a cash bonus to Mr. Lehmkuhl equal to the amount of his premiums and the federal and state taxes payable thereon, which amount is included in the summary compensation table shown above.

Pursuant to Board of Directors approval, the Company has entered into employment agreements with eleven of its officers, including the named executive officers. In the event of any "change in control" as defined in the agreements and for a period of three years thereafter, if an officer's employment is terminated (i) by the Company for reasons other than death, retirement, disability or "cause," or (ii) by the officer for "good reason," then the Company shall pay a severance payment equal to two times the prior twelve months' compensation if the officer's employment with the Company has exceeded three years and one times the prior twelve months' compensation if such employment was less than three years, except in the case of Mr. Matricaria, who immediately qualifies for a severance payment equal to twice his prior twelve months' compensation. In general, a change in control occurs when there has been any change in the controlling persons reported in the Company's proxy statements, when 40% or more of the Company's outstanding voting stock is acquired by any person, or when current members of the Board of Directors or their successors elected or nominated by such members cease to be a majority of the Board of Directors. If a change of control had occurred at the end of 1993, the following individuals would have received the payments indicated pursuant to their employment agreements: R.A. Matricaria, $605,231; L.A. Lehmkuhl, $0; E.W. Sivertson, $479,426; T.F. Davenport, $195,534; S.L. Wilson, $377,263; and R.S. Elgin, $365,176.

INDEMNIFICATION AGREEMENTS. The Company has entered into indemnification agreements with each of its directors and officers which provide for indemnification against certain costs incurred by each director and officer made or threatened to be made a party to a proceeding because of his or her official capacity as a director or officer. The indemnification agreements, together with the Company's Bylaws, provide for indemnification to the full extent permitted by Minnesota law.

DIRECTOR COMPENSATION. Each non-employee director receives a retainer of $2,000 per month plus $500 for each Board or Committee meeting attended. Mr. Lehmkuhl's annual retainer for 1994 has been fixed at $50,000 and he receives $1,000 for each Board meeting attended. A Committee Chairperson receives $800 per Committee meeting attended. Directors are reimbursed for expenses incurred in connection with travel and lodging when attending meetings of the Board or otherwise engaged in Company business. Payments to Mr. Garrett are charged to legal fees invoiced by the law firm of Lindquist & Vennum to the Company.

Under the 1991 Stock Plan (the "1991 Plan"), each person who is not an employee of the Company and who is elected, re-elected or serving an unexpired term as a director at any annual or special meeting of shareholders shall, as of the date of such election or re-election, automatically receive an option to purchase 3,000 shares of common stock for an option price of not less than 100% of the fair market value of the Company's common stock on such date. All such options are designated as non-qualified stock options with ten-year terms. The maximum number of shares as to which the 1991 Plan options may be granted to any non-employee director shall be 30,000 shares. Each of the options granted under the 1991 Plan is exercisable by the optionee after the six month anniversary date of the option grant. At the 1993 Annual Meeting of Shareholders, each non-employee director was granted an option to purchase 3,000 shares at $34.125 per share.

The Company's retirement plan for each non-employee director provides for the payment of an annual benefit equal to the sum of the annual retainer paid to the director during the full year preceding retirement. The retirement benefit, which is payable to directors who have served five years or more, will commence at the later of the time of retirement or when the director becomes 60 years old. In the event of any change of control as defined in the plan, directors become immediately vested whether or not they have completed five years of service. The retirement benefit is payable over a number of years equal to the director's years of service as a member of the Board of Directors. For purposes of the payment term, years of service after January 1, 1988 are counted as full years and years of service prior to that time are counted as one-half a year.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") of the Board of Directors is responsible for administering the compensation program for the Company's executive officers including the named executive officers. The Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of the executive compensation programs. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the Board of Directors.

The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the 1933 Act or the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

Annually the Committee evaluates the Company's executive compensation programs in relation to the programs offered by other medical products and supplies companies. This analysis ensures the Committee has sufficient comparative data with respect to overall compensation levels. There were eighteen medical products and supplies companies included in the most recent analysis. Certain of these companies are consistent with the companies included in the S&P Medical Products and Supplies group which is used for the purpose of comparing shareholder returns in the shareholder return performance graph (page 9). Some of the companies included in the S&P Medical Products and Supplies group elected not to participate in the compensation survey. The Committee's objective is to target total executive compensation at the 60th percentile of the market, defined as the previously referenced 18 medical products and supplies peer group companies, to attract and retain talented individuals.

In recognition of Code Section 162(m) of the Internal Revenue Code (the "IRC"), which limits the deductibility of certain executive compensation to $1 million, the Committee will, to the extent programs can be excluded from the $1 million limit and to the extent no pre-existing, contractual obligations exist, take the necessary action to secure tax deductibility under the IRC.

COMPENSATION PHILOSOPHY

Health care reform in the United States and increased competitive pressures worldwide present significant challenges to the Company's management. The Committee believes that, if the Company is to continue its success, its executive compensation program must be established to attract and retain the highest quality employees available worldwide. Further, the executive compensation program must provide incentives which will reward key managers for aggressively pursuing the actions necessary to improve the Company's performance and enhance long-term shareholder value.

The Company's executive compensation program is based upon a pay-for-performance philosophy. There are three components to the Company's executive compensation program: base salary, an annual incentive (bonus) payment and long-term incentives. The Company is committed to a strong link between its business and strategic goals and its compensation program. The financial goals for certain elements of the compensation program are reviewed and approved by the Board in conjunction with its approval of the Company's strategic and operating plans.

BASE SALARY. An executive's base salary is determined by an assessment of his or her sustained performance, advancement potential, experience, responsibility, scope and complexity of the position, current salary in relation to the range designated for the job and salary levels for comparable positions at the peer companies referenced above.

ANNUAL INCENTIVES. Payments under the Company's annual incentive plan, the Management Incentive Compensation Plan, are tied to the Company's level of achievement of annual earnings per share targets and business unit profitability levels in relation to the targets established under the Company's annual operating plan. A similar approach is used for each executive to determine his or her individual performance and effectiveness. This creates a direct link between the Company's profitability and executive officer pay.

Executive officers are eligible for maximum annual incentive awards ranging from 40% to 60% of base salary, except for the Chief Executive Officer who is eligible for an award up to 100% of base salary. The awards decrease substantially if actual results fail to meet targeted levels. For fiscal year 1993, the performance of the Company and its business units was slightly below plan profitability levels, and therefore, annual incentive awards were less than the maximum levels referenced above.

Mr. Matricaria's 1993 annual incentive payment was based on his employment contract. He received an annual incentive payment which represented a pro rata share of his bonus for both his previous employer and the Company. Future annual incentive payments will be tied to the achievement of the Company's strategic and operating plans.

LONG-TERM INCENTIVES. The Company's overall long-term compensation philosophy is that long-term incentives should be directly related to the creation of shareholder value, thus providing a strong link between management and shareholders. In support of this philosophy, the Company has awarded to its executive officers stock options and restricted stock.

STOCK OPTION AWARDS. Stock options encourage and reward executive officers for creating shareholder value as measured by stock price appreciation. Stock options have been awarded at an exercise price equal to the fair market value of the stock on the date of grant, and, therefore, only have value for the executive officers if the price of the Company's stock appreciates in value from the date the stock options are granted. Shareholders also benefit from such stock price appreciation.

Stock options are awarded annually consistent with the Company's objective to provide (i) a long- term equity interest in the Company, and (ii) an opportunity for a greater financial reward if long-term performance is sustained. To encourage a longer-term perspective, the options cannot be exercised immediately. Generally options become exercisable over a four-year period. The number of options granted to each executive officer falls within a pre-determined range, set and approved annually by the Committee. Individual grant size is dependent upon the Company's future business plans and the executive officer's ability to positively impact those plans, the executive officer's position and level of responsibility within the Company, and an evaluation of the executive officer's performance. Stock options may be granted which may become exercisable at accelerated rates if certain performance measures are met.

RESTRICTED STOCK AWARDS. Restricted stock awards have been utilized as an incentive to enhance the Company's financial performance. In addition, the Committee believes restricted shares provide an immediate and direct link to shareholder interests. The timing and number of shares granted is based on the Company's future business plans and the executive's ability to positively impact those plans. Restricted stock awards may be made subject to meeting certain performance measures and generally vest over a three-year period.

RATIONALE FOR CEO COMPENSATION.

Annually the Committee reviews a report developed by an outside consultant which covers the Company's total compensation program for executives. The report addresses all compensation elements and compares the Company's program to the executive compensation programs of other leading medical products and supplies companies.
Mr. Lehmkuhl's 1993 compensation was based on his experience and knowledge of the industry as well as the continued strong financial performance of the Company. Under his leadership, the Company increased earnings every year since 1986. Mr. Lehmkuhl was employed by the Company through June 30, 1993 and he received a prorated incentive payment based on his length of employment during 1993.

Mr. Matricaria replaced Mr. Lehmkuhl as President and CEO on April 12, 1993. The Committee, in conjunction with outside counsel, extended an employment agreement to Mr. Matricaria which provides him with a base salary of $400,000 which is competitive with CEO salaries of other leading medical products and supplies companies. In addition, Mr. Matricaria was guaranteed a bonus of $358,250 for 1993 to avoid any financial loss which may have resulted from changing his employment. This agreement further provides that Mr. Matricaria's bonus subsequent to 1993 be "at risk" subject to Board approval and based on the successful execution of the Company's strategic and operating plans. The Company entered into a Supplemental Executive Retirement Plan and Trust agreement (see page 9) with Mr. Matricaria to provide him with retirement benefits consistent with those that he would have received upon early retirement under his former employer's retirement plan.

                   SUBMITTED BY THE COMPENSATION COMMITTEE
                          OF THE BOARD OF DIRECTORS
                           ROGER G. STOLL, CHAIRMAN
                              WILLIAM R. MILLER
                               JAMES S. WOMACK

                    2. ADOPTION OF 1994 STOCK OPTION PLAN

GENERAL INFORMATION. The Company has adopted four stock option plans since its inception. The 1976 Stock Option Plan expired in 1986, the 1978 Stock Option Plan expired in 1988 and the 1982 Incentive Stock Option Plan expired in 1992. Shareholders approved the Company's 1991 Stock Plan (the "1991 Plan") on May 3, 1991 and the 1991 Plan will expire on May 2, 2001. Under the 1991 Plan, 1,000,000 shares were reserved for issuance. At December 31, 1993, 846,000 shares under the 1991 Plan were reserved for exercise of options then outstanding and 154,000 shares remained available for future grants. In addition to the stock option plans, shareholders approved the adoption of the 1989 Restricted Stock Plan (the "1989 Plan") on May 5, 1989, and 400,000 shares were reserved for issuance pursuant to that Plan. At March 11, 1994, a total of 82,000 restricted shares had been issued pursuant to the 1989 Plan. As a result of the small number of shares available for stock option grant under the 1991 Plan, the Company's Board of Directors considered the adoption of a new stock option plan and, after deliberation, the Board adopted the 1994 Stock Option Plan (the "1994 Plan") on February 11, 1994, subject to ratification by the shareholders of the Company.

The purpose of the 1994 Plan is to enable the Company and its subsidiaries to retain and attract key employees and consultants who contribute to the Company's success by their ability, ingenuity and industry, and to enable such persons to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company. The 1994 Plan authorizes the granting of incentive or non-qualified stock options. The 1994 Plan became effective on February 11, 1994, subject to its being approved by the Company's shareholders. The principal features of the 1994 Plan are summarized below.

SHARES AVAILABLE UNDER 1994 PLAN. The maximum number of shares of common stock reserved and available under the 1994 Plan for stock option grants is 4,000,000 (subject to adjustment in the event of stock splits or other similar changes in the common stock). Shares of common stock covered by expired or terminated stock options may be used for subsequent grants under the 1994 Plan.

ELIGIBILITY AND ADMINISTRATION. Officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and profitability of the business of the Company and its subsidiaries, as well as consultants, and persons having contractual relationships with the Company are eligible to be granted stock options under the 1994 Plan. There are approximately 70 officers and other key employees who are currently eligible to participate. No eligible person may be granted stock options for more than 200,000 shares of common stock in any calendar year. The 1994 Plan shall be administered by the Compensation Committee (the "Committee"), consisting of Messrs. Stoll, Miller and Womack. Under the 1994 Plan, the Committee will consist of not less than two directors, all of whom are "outside directors" and "disinterested persons," as defined in the 1994 Plan, who shall be appointed by the Board of Directors. The Committee has the power to make grants, determine the number of shares to be granted and other terms and conditions of such grants, interpret the 1994 Plan and adopt rules, regulations and procedures with respect to the administration of the 1994 Plan. The Committee may delegate its authority to officers of the Company for the purpose of selecting key employees who are not officers of the Company to receive grants under the 1994 Plan.

GRANTS UNDER 1994 PLAN. The Committee may grant stock options that either qualify as "incentive stock options" under the Internal Revenue Code or are "non-qualified stock options" in such form and upon such terms as the Committee may approve from time to time. Stock options granted under the 1994 Plan may be exercised during their respective terms as determined by the Committee. The purchase price may be paid by tendering cash or previously owned Company common stock or in the Committee's discretion, by tendering promissory notes. No stock option shall be transferable by the optionee or exercised by anyone else during the optionee's lifetime.

Stock options may be exercised during varying periods of time after a participant's termination of employment, dependent upon the reason for the termination. Following a participant's death, the participant's stock options may be exercised by the legal representative of the estate or the optionee's legatee for a period of one year or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the participant is terminated by reason of permanent and total disability or retirement. If the participant's employment is terminated for reasons other than cause, the option may be exercised for the lesser of three months or the balance of the option's term. If the participant's employment is terminated for cause, the participant's stock options may be immediately terminated. These exercise periods may be modified by the Committee for particular options.

No incentive stock options shall be granted under the 1994 Plan after February 10, 2004. The term of an incentive stock option may not exceed ten years (or five years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company, any subsidiary or affiliate). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The exercise price under an incentive stock option may not be less than the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of stock of the Company, the option price shall be not less than 110% of the fair market value of the stock on the date the option is granted). The exercise price for non-qualified options granted under the 1994 Plan may not be less than the fair market value of the common stock on the date of grant.

On January 27, 1994, the Committee authorized, subject to Board of Directors and shareholder approval of the 1994 Plan, the grant of options to 75 employees for 466,750 shares of common stock at an exercise price of $27.875 per share, the fair market value of the Company's stock on that date.

FEDERAL INCOME TAX CONSEQUENCES

An optionee will not realize taxable income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable income upon the exercise of an incentive stock option. For most optionees, the amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise shall be treated as alternative minimum taxable income for purposes of the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date, any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income. The balance of any gain will be characterized as a capital gain. Under current law, net capital gains are taxed at a maximum federal tax rate of 28% while compensation income may be taxed at a higher federal tax rate.

An optionee will not realize taxable income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income.

Upon the exercise of a non-qualified stock option, the 1994 Plan requires the optionee to pay to the Company any amount necessary to satisfy applicable federal, state or local withholding tax requirements. Under the 1994 Plan, the optionee may elect to satisfy withholding tax requirements associated with the exercise of an option by authorizing the Company to retain, from the number of shares that would otherwise be deliverable to the optionee, that number of shares having an aggregate fair market value equal to the tax required to be withheld. The Company would pay the tax liability from its own funds.

Shareholder approval of the 1994 Plan requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting and entitled to vote. Upon approval of the 1994 Plan by the shareholders, the Company intends to file a registration statement covering the offering of the shares of common stock issuable under the 1994 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1994 STOCK OPTION PLAN.

                     3. APPROVAL OF INDEPENDENT AUDITORS

The accounting firm of Ernst & Young has been the Company's auditing firm since its inception. Ernst & Young has been re-appointed by the Board of Directors as the Company's auditing firm for the current year. Although shareholder approval is not required, the Board of Directors requests shareholder ratification of Ernst & Young's re-appointment. In the event the re-appointment of Ernst & Young should not be approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time.

A representative from Ernst & Young will be available at the Annual Meeting of Shareholders to answer any appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE RE-APPOINTMENT OF ERNST & YOUNG.

                SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company's annual meeting for the fiscal year ending December 31, 1994 is expected to be held on or about May 5, 1995, and proxy materials in connection with that meeting are expected to be mailed on or about March 31, 1995. Except as indicated below, shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before December 1, 1994.

The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company; and (ii) the nomination by shareholders of candidates for election as directors.

PROPERLY BROUGHT BUSINESS. The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Article I of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company's Bylaws.

SHAREHOLDER NOMINATIONS. The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Article II of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

                                   GENERAL

All proxies properly executed will be voted in the manner directed by shareholders. If no direction is made, proxies will be voted "FOR" the election of the Board of Director's nominees for directors and "FOR" proposals 2 and 3.

The management of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal 1993, all Section 16(a) filing requirements applicable to its insiders were complied with.

All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by facsimile or by mail.

The Annual Report of the Company for the year ended December 31, 1993 is enclosed herewith. Shareholders may receive without charge a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to: Investor Relations, St. Jude Medical, Inc., One Lillehei Plaza, St. Paul, Minnesota 55117.

By Order of the Board of Directors
Thomas H. Garrett III
Secretary

March 28, 1994
                            ST. JUDE MEDICAL, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 4, 1994

The undersigned hereby appoints Ronald A. Matricaria and Lawrence A. Lehmkuhl, or any one of them, as proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of St. Jude Medical, Inc., to be held May 4, 1994, at 8:15 a.m. at the Lutheran Brotherhood Auditorium, Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

(1) ELECTION OF DIRECTORS
FOR all nominees listed below
(except as marked to the contrary below) [ ]
WITHHOLD AUTHORITY
to vote for all nominees listed below [ ]
Ronald A. Matricaria
Charles V. Owens, Jr.
Walter L. Sembrowich
(INSTRUCTIONS: to withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

(2) PROPOSAL TO APPROVE THE ST. JUDE MEDICAL, INC. 1994 STOCK OPTION PLAN
                  [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

(3) PROPOSAL TO RATIFY THE RE-APPOINTMENT OF ERNST & YOUNG AS THE INDEPENDENT AUDITORS OF THE CORPORATION
                  [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
                          (continued on other side)
                         (continued from other side)

(4) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1), (2) AND
(3) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" THE NOMINEES LISTED ABOVE AND PROPOSALS (2) AND (3) IF THERE IS NO SPECIFICATION.

PLEASE DATE AND SIGN exactly as your name(s) appears below indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.
                                                Date:___________________, 1994

                                                      ________________________
                                                      Signature of Shareholder

                                                      ________________________
                                                      Signature of Shareholder